Exhibit 10.1

EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT dated October 20th, 2017 (the “Effective Date”) is entered by and between Wave Sync Corp., a company incorporated under the laws of Delaware (the “Company”), and Yang Liu, an individual (the “Executive”) residing at 59 Fredericks Street, West Orange NJ, with reference to the following facts:

Whereas, the Executive wishes to serve, and the Company wishes the Executive to serve, as the Chief Executive Officer (the “CEO”) and a member of the board of directors (the “Board”); and

Whereas, the parties hereto wish to enter into an employment agreement (the “Employment Agreement”) between the Executive and the Company, on the terms and conditions contained in this Employment Agreement.

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1.             Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment and agrees to perform the Executive’s duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1           Duties and Responsibilities. The Executive shall serve as the CEO and a member of the Board. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of Executive’s duties hereunder and shall perform all duties and accept all responsibilities incident to such position and other appropriate duties as may be assigned to the Executive by the Board from time to time. The Executive shall report directly to the Board and oversee and manage the day-to-day operations of the Company. The Board shall retain full direction and control of the manner, means and methods by which the Executive performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered.

1.2           Employment Term. The term of the Executive’s employment shall commence on the Effective Date and continue for three (3) years, unless earlier terminated in accordance with Section 6 hereof. The term of the Executive’s employment shall be automatically renewed for successive one (1)-year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the Employment Term, such written notice to be delivered at least thirty (30) days prior to the expiration of the then-effective Employment Term. Each of the initial three-year period and successive one-year periods shall be known as an “Employment Term.”

1.3           Extent of Service. During the Employment Term, the Executive agrees to use the Executive’s best efforts to carry out the duties and responsibilities under Section 1.1 hereof and to devote all requisite Executive’s business time, attention and energy thereto. Except the involvement and ownership that the Executive has in Magnifintech Inc. (“Magnifintech”), the Executive further agrees not to work either on a part-time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Board. Without the prior written consent of the Board, the Executive shall not work on Magnifintech’s business or matters during business hours or to the extent that would interfere with the Company’s operations and the Executive agrees to limit Magnifintech’s business to the matters related to its only existing client, LineMoney Inc.

1.4           Base Salary and Compensation.

(a)           Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) at the annual rate of $72,000 (U.S.), payable at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). The Base Salary shall be subject to all state, federal and local payroll tax withholding and any other withholdings required by law. The Executive’s Base Salary may be increased by the Board or any party delegated by the Board. Once increased, such increased amount shall constitute the Executive’s Base Salary.

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(b)          Grant. Upon the execution hereof and in consideration of the execution hereof, the Company shall grant the Executive 1,050,000 non-qualified stock options (the “Options”) to purchase one million fifty thousand (1,050,000) shares of the Company’s common stock (the “Option Shares”) at an exercise price of $1.00 per share (subject to adjustment as provided in the option agreement between the Company and the Executive). The Options will vest as follows: 350,000 per year on the anniversary of this Employment Agreement (the “Anniversary Date”) provided that the Executive is employed by the Company on each of the Anniversary Dates pursuant to this Employment Agreement. The term of the Options will be five years from the date of this Employment Agreement.

1.5          Incentive Compensation.

(a)          Bonus. The Executive may be eligible to earn an annual cash and/or equity bonus as the Board may determine at its sole discretion, from time to time, based on meeting performance objectives and bonus criteria to be mutually identified by the Executive and the Board. Bonuses, if any, shall be subject to all applicable tax and payroll withholdings. Nothing in this Section shall obligate the Board to award the Executive any Bonus.

(b)          Executive Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs to be established and maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

1.6          RESERVED.

1.7          Reimbursement of Expenses; Vacation; Sick Days and Personal Days. The Executive shall be provided with reimbursement of expenses related to the Executive’s employment by the Company, including reasonable expenses for travel within the scope of the Executive’s employment as long as such travel is pre-approved by the Board. The Executive shall be entitled to vacation and holidays in accordance with the Company’s normal personnel policies for senior level executives, but not less than twenty-two (22) business days of vacation per calendar year.

1.8          No Other Compensation. Except as expressly provided in Sections 1.4 through 1.7, the Executive shall not be entitled to any other compensation or benefits.

2.            Representations and Warranties of the Executive. The Executive represents and warrants to the Company as follows:

2.1         No Conflicts. The execution and delivery by the Executive of this Employment Agreement, and the performance by the Executive of its obligations hereunder, do not and will not (i) violate or conflict with any law, ordinance, or regulation, or order, decree or judgment of any arbitrator, court or administrative or other governmental body which is applicable to, binding upon or enforceable against the Executive or any of his assets, (ii) constitute or result in any breach of any of the terms, provisions, conditions of, or constitute a default under, or an event which, with notice or lapse of time or both, would constitute a default under, any indenture, agreement, contract or other document to which the Executive is a party or by which the Executive may be bound or (iii) require the consent or approval of any court, governmental authority or other person. Neither the execution, delivery nor performance of this Employment Agreement, nor the consummation by the Executive of the obligations contemplated hereby requires the consent of, authorization by, exemption from, filing with or notice to any governmental entity or any other person.

2.2          Option Shares. In certain instances, the Option Shares may be characterized as “restricted securities,” as that term is defined under Rule 144 of the Securities Act, and may not be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”) or in accordance with an exemption therefrom. The Executive represents that he is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Executive agrees and acknowledges that, in connection with the transfer of any portion of, or all of, the Option Shares, the Company may require the Executive to provide an opinion of counsel, the form and substance of which shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

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2.3          Tax Consequences. The Executive acknowledges that the acquisition of the Securities, may involve tax consequences to the Executive, and the contents of this Employment Agreement do not contain tax advice. The Executive acknowledges that he has not relied and will not rely upon the Company with respect to any tax consequences related to the Securities. The Executive assumes full responsibility for all such consequences and for the preparation and filing of any tax returns and elections which may or must be filed in connection with the Securities.

2.4          Immigration Status. The Executive represents to the Company that he is eligible to work for the Company legally in the United States because he possesses valid permanent residence status in the United States. The Executive further agrees to notify the Company each time when his immigration status changes.

3.            Representations of the Company. The Company represents and warrants to the Executive as follows:

3.1          Authorization and Binding Obligation. The Company has the requisite power and authority to enter into and perform its obligations under this Employment Agreement. The execution and delivery of this Employment Agreement by the Company and the implementation thereof by the Company have been duly authorized by the Company’s Board and no further filing, consent, or authorization is required by the Company, its Board or its stockholders. This Employment Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities laws.

3.2          No Conflict. The execution, delivery and performance of this Employment Agreement by the Company will not (i) result in a violation of the Company’s Certificate of Incorporation, as amended, or other organizational document of the Company or any of its subsidiaries, any capital stock of the Company or any of its subsidiaries or bylaws of the Company or any of its subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected) except, in the case of clause (ii) or (iii) above, to the extent such violations that could not reasonably be expected to have a material adviser effect on the Company or its subsidiaries.

4.            Confidential Information. The Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Employment Term, the Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” and plans, financing services, funding programs, costs, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). The Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. The Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company. Except as required in the performance of Executive’s duties for the Company, or unless expressly authorized in writing by the Company, the Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Executive’s Employment Agreement, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession.

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5.             Non-Competition; Non-Solicitation.

5.1           Non-Compete. The Executive hereby covenants and agrees that during the Employment Term and for a period of two years following the end of the Employment Term, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venture, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area, except with the consent of the Board. For the purpose of this Section 5.1, (i) “Competing Business” means any company engaged in the business of bank, credit or payment cards, substantially similar to those of the Company; and (ii) “Covered Area” means all geographical areas of China, Taiwan and the United States where the Company operates and may operate.

5.2           Non-Solicitation. The Executive further agrees that as long as the Employment Agreement remains in effect and for a period of one (1) year from its termination, the Executive will not divert any business of the Company and/or any affiliate of the Company to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

5.3           Remedies. The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 5 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available in law or at equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach of this Section 5 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

6.             Termination.

6.1           Termination without Cause or for Good Reason.

(a)            If this Employment Agreement is terminated by the Company other than for Cause (as defined in Section 6.4 hereof) or as a result of Employee’s death or Permanent Disability (as defined in Section 6.2 hereof), or if the Executive terminates his employment for Good Reason (as defined in Section 6.1(b) hereof) prior to the expiration of each Employment Term, the Executive shall receive or commence receiving as soon as practicable in accordance with the terms of this Employment Agreement:

(i)          a severance payment (the “Severance Payment”), which consists of three hundred and fifty thousand (350,000) shares of the Company’s restricted common stock payable within ten (10) days of the date of termination;

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(ii)         expense reimbursement which shall be paid in a lump sum payment within ten (10) days of the date of termination, in an amount equal Employee’s reimbursed expenses set forth in Section 1.7; and

(iii)        payment in respect of compensation earned but not yet paid (the “Compensation Payment”) which amount shall be paid in a cash lump sum within ten (10) days of the date of termination. For the purposes of this Section, the Compensation Payment shall include any payment for the pro-rata number of vacation days earned, but not taken in the preceding calendar year.

(b)          For purposes of this Employment Agreement, “Good Reason” shall mean any of the following (without Employee’s express prior written consent):

(i)          Any material breach by Company of any provision of this Employment Agreement, including any material reduction by Company of Employee’s duties or responsibilities (except in connection with the termination of Employee’s employment for Cause, as a result of Permanent Disability, as a result of Employee’s death or by Employee other than for Good Reason);

(ii)         A reduction by the Company in Employee’s Base Salary or any failure of the Company to reimburse Employee for material expenses described in Section 1.7;

(iii)        The failure by the Company to obtain the specific assumption of this Employment Agreement by any successor or assign of Company as provided for in Section 7 hereof;

(iv)        Upon a Change in Control of Company (as such term is hereinafter defined); or

(v)         The Company ceases to maintain an office in the United Sates or relocates the Executive at least one hundred (100) miles away from the Company’s current address as stated in Section 9.2.

(c)          The following provisions shall apply in the event the compensation provided in Section 6.1(a) becomes payable to the Employee:

(i)          if the Severance Payment provided for in Section 6.1(a)(i) above cannot be finally determined on or before the tenth day following such termination, the Company shall pay to the Employee on such day an estimate, as determined in good faith by the Company of the minimum amount of such compensation and shall pay the remainder of such compensation (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee payable on the fifth day after demand by the Company (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code).

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(ii)         If the payment of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by Section 409A of the Code, the Company shall pay the Employee on or before the tenth day following the Date of Termination, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any payments or benefits received or to be received by the Employee in connection with a Change in Control of the Company or the Employee’s termination of employment, whether payable pursuant to the terms of this Employment Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control of the Company or any corporation affiliated or which, as a result of the completion of transaction causing such a Change in Control, will become affiliated with the Company within the meaning of Section 1504 of Code (the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Employee, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (B) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Total Payments or (II) the amount of excess parachute payments or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Employee’s employment, the Employee shall repay to the Company at the time the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment that can be repaid such that the Employee remains whole on an after-tax basis following such repayment (taking into account any reduction in income or excise taxes to the Employee from such repayment) plus interest on the amount of such repayment at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code. In the event the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Employee’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

(iii)        This Employment Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) or an exemption or exclusion therefrom. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that Employee shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Employee’s remaining lifetime or if longer, through the 20th anniversary of the Effective Date. To the extent Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable, distributable or settled during the six-month period after separation from service, will be made during such six-month period, and any such payment, distribution or benefit will instead be paid, distributed or settled on the first business day after such six-month period; provided, however, that if Employee dies following the Date of Termination and prior to the payment, distribution, settlement or provision of the any payments, distributions or benefits delayed on account of Section 409A of the Code, such payments, distributions or benefits shall be paid or provided to the personal representative of Employee’s estate within 30 days after the date of Employee’s death

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6.2           Permanent Disability. If the Employee becomes incompetent or totally and permanently disabled (as defined below, “Permanent Disability”), the Company may terminate this Employment Agreement on written notice thereof, and the Employee shall receive or commence receiving, as soon as practicable:

(a)          amounts payable pursuant to the terms of the disability insurance policy or similar arrangement which Company maintains for the Employee, if any, during the term hereof; and

(b)          the Compensation Payment which shall be paid to Employee as a cash lump sum within 30 days of such termination.

For purposes of this Agreement, “Permanent Disability” shall be deemed to have occurred if the Employee is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for a period of thirty (30) consecutive days or sixty (60) days in any twelve month period. The existence of the Employee’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and reasonably acceptable to the Employee, and the Company reserves the right to have the Employee examined by such physician at the Company’s expense.

6.3           Death. In the event of the Employee’s death during an Employment Term hereunder, this Employment Agreement will terminate, and the Employee’s estate or designated beneficiaries shall receive or commence receiving, as soon as practicable in accordance with the terms of this Employment Agreement:

(a)          any death benefits provided under the Employee benefit programs, plans and practices in which the Employee has an interest, in accordance with their respective terms;

(b)          the Compensation Payment which shall be paid to Employee’s estate as a cash lump sum within 30 days of such termination; and

(c)          such other payments under applicable plans or programs to which Employee’s estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

6.4           Voluntary Termination by Employee: Discharge for Cause. The Company shall have the right to terminate this Employment Agreement for Cause (as hereinafter defined). In the event that the Employee’s employment is terminated by Company for Cause, as hereinafter defined, or by the Employee other than for Good Reason or other than as a result of the Employee’s Permanent Disability or death, prior to the Termination Date, the Employee shall be entitled only to receive, as a cash lump sum within 30 days of such termination, the Compensation Payment. As used herein, the term “Cause” shall mean (a) willful malfeasance or willful misconduct by the Employee in connection with the services to the Company in a matter of material importance to the conduct of the Company’s affairs which has a material adverse effect on the business of the Company, (b) the Executive’s failure to perform his duties (other than such failure resulting from incapacity due to physical or mental illness, (c) the Executives’ failure to comply with any valid and legal directive of the Board, the Executive’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates, the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company, (d) the Executive’s violation of a material policy of the Company, (e) the Executive’s willfully unauthorized disclosure of Confidential Information (as defined in this Agreement), (f) the Executive’s material breach of any material obligation under this Employment Agreement or any other written agreement between the Executive and the Company or (g) the conviction of the Employee for commission of a felony. For purposes of this subsection, no act or failure to act on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Termination of this Employment Agreement for Cause pursuant to this Section 6.4 shall be made by delivery to the Employee of a copy of a resolution duly adopted by the Board at a meeting duly called and held for such purpose (after 30 days prior written notice to the Employee and reasonable opportunity for the Employee to be heard before the Board prior to such vote), finding that in the good faith business judgment of such Board, the Employee was guilty of conduct set forth in any of clauses (a) through (b) above and specifying the particulars thereof.

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6.5          Change In Control. For purposes of this Employment Agreement, a “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, the Employee or any Employee benefit plan sponsored by the Company, or such person on the Effective Date hereof is a 20% or more beneficial owner, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period, constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office, who were directors at the beginning of such two-year period.

If a Change in Control of the Company shall have occurred while the Executive is the CEO of the Company, the Executive shall be entitled to the compensation provided in Section 6.1(a) of this Employment Agreement upon the subsequent termination of this Employment Agreement by either the Company, or the Executive within two years of the date upon which the Change in Control shall have occurred, unless such termination is a result of (i) the Executive’s death; (ii) the Executive’s Permanent Disability; (iii) the Executive’s Retirement; or (iv) the Executive’s termination for Cause.

6.6          Concurrent Termination. The Executive agrees to resign from the Board concurrently with the expiration or termination of this Employment Agreement.

7.            Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Employment Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of intestate succession or by Executive notifying the Company that cash payment be made to an affiliated investment partnership in which Executive is a control person) or by the Company, except that Company may assign this Employment Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Company, if such successor expressly agrees to assume the obligations of Company hereunder. The Executive may not assign this Employment Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Employment Agreement. The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors.

8.            Indemnification. The Executive shall be indemnified by the Company against all liability incurred by the Executive in connection with any proceeding, including, but not necessarily limited to, the amount of any judgment obtained against Executive, the amount of any settlement entered into by the Executive and any claimant with the approval of the Company, attorneys’ fees, actually and necessarily incurred by him in connection with the defense of any action, suit, investigation or proceeding or similar legal activity, regardless of whether criminal, civil, administrative or investigative in nature (“Claim”), to which he is made a party or is otherwise subject to, by reason of his being or having been a director, officer, agent or employee of the Company, to the full extent permitted by applicable law and the Certificate of Incorporation of the Company. Such right of indemnification will not be deemed exclusive of any other rights to which Executive may be entitled under Company’s Certificate of Incorporation or By-laws, as in effect from time to time, any agreement or otherwise.

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The Company acknowledges and represents that under no circumstances will the Executive be personally liable as a result of his position in the Company, for any of the Company’s liabilities or debts incurred prior to the Effective Date of this Employment Agreement.

9.            General Provisions.

9.1          Modification, No Waiver. No modification, amendment or discharge of this Employment Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Employment Agreement or any rights to exercise any elections in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Employment Agreement. The exercise by any party of any of its rights or any of its elections under this Employment Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Employment Agreement irrespective of any previous action taken.

9.2          Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Wave Sync Corp.

11 Middlebury Blvd, Unit 3,

Randolph, NJ 07869

If to Executive, to:

Yang Liu

11 Middlebury Blvd, Unit 3,

Randolph, NJ 07869

Or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

9.3          Governing Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.4          Further Assurances. Each party to this Employment Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Employment Agreement.

9.5          Severability. Should any one or more of the provisions of this Employment Agreement or of any agreement entered into pursuant to this Employment Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Employment Agreement and of each other agreement entered into pursuant to this Employment Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

9.6          Entire Agreement. This Employment Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

9.7          Counterparts; Facsimile. This Employment Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Employment Agreement may be executed by facsimile with original signatures to follow.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Employment Agreement as of the date first written above.

Executive	Wave Sync Corp.

Yang Liu	Name: Mei Yang
Title: Chairwoman

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